UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2021

Edesa Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	001-37619	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Spy Court Markham, Ontario, Canada L3R 5H6
(Address of Principal Executive Offices)

 (289) 800-9600

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Shares	EDSA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 25, 2021, Edesa Biotech, Inc. (the “Company”) entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“Wainwright”) (as amended and restated, the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in an upsized firm commitment public offering, 1,562,500 common shares (the “Firm Shares”) of the Company (the “Common Shares”) to Wainwright at an offering price to the public of U.S.$6.40 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted Wainwright a 30-day option to purchase up to an additional 234,375 Common Shares (collectively with the Firm Shares, the “Shares”) at the same offering price to the public, less underwriting discounts and commissions. The offering is expected to close on or about March 2, 2021, subject to customary closing conditions.

 The aggregate gross proceeds of the offering are expected to be U.S.$10.0 million, before deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and research and development expenses.

Wainwright is acting as the sole book-running manager for the offering. The Company will pay Wainwright an underwriting discount equal to 7.0% of the gross proceeds of the offering and a management fee equal to 1.0% of the gross proceeds of the offering. The Company also agreed to pay Wainwright U.S.$40,000 for non-accountable expenses, an expense allowance of up to U.S.$100,000 for legal fees and other out-of-pocket expenses and $15,950 for Wainwright’s closing expenses. The Company agreed to issue to Wainwright, or its designees, warrants (the “Underwriter Warrants”) to purchase, in the aggregate, up to 109,375 Common Shares (equal to 7.0% of the aggregate number of Common Shares sold under the offering, assuming no exercise of the option to purchase additional Common Shares). The Underwriter Warrants will have a term of five years from the commencement of the sales and an exercise price of U.S.$8.00 per share, or 125% of the public offering price.

The Shares are being offered pursuant to the Company’s effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission on August 30, 2019, and was declared effective on September 12, 2019 (File No. 333-233567) and the accompanying base prospectus dated September 12, 2019.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

The foregoing descriptions of the Underwriting Agreement and the Underwriter Warrants are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the form of Underwriter Warrant, which will be filed in an amendment to this Current Report on Form 8-K. The Company issued press releases on February 25, 2021 announcing the pricing and upsizing of the offering, which press releases are attached here to as Exhibits 99.1 and 99.2, respectively.

Item 1.02. Termination of Material Definitive Agreement.

On February 25, 2021, the Company provided notice of termination of the Equity Distribution Agreement, dated as of September 28, 2020, (the “Equity Distribution Agreement”), by and between the Company and RBC Capital Markets, LLC (“RBCCM”). The termination of the Equity Distribution Agreement is effective as of February 25, 2021. As previously reported, pursuant to the terms of the Equity Distribution Agreement, the Company could offer and sell Common Shares having an aggregate offering price of up to $9.2 million from time to time through RBCCM. The Company is not subject to any termination penalties related to the termination of the Equity Distribution Agreement. The Company sold a total of 586,463 Common Shares pursuant to the Equity Distribution Agreement for proceeds of $3,749,542 from September 28, 2020 through the date of termination of the Equity Distribution Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release Dated February 25, 2021
99.2	Press Release Dated February 25, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Edesa Biotech, Inc.

Date: February 26, 2021	By:	/s/ Kathi Niffenegger
	Name:	Kathi Niffenegger
	Title:	Chief Financial Officer